Exhibit 10.3

EIGHTH AMENDMENT TO

AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

THIS EIGHTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of March 15, 2022, is entered into by and among QUANTUM CORPORATION, a Delaware corporation (“Quantum”), QUANTUM LTO HOLDINGS, LLC, a Delaware limited liability company (“Quantum LTO” and together with Quantum, Quantum and each other Person joined to the Credit Agreement as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), SQUARE BOX SYSTEMS LIMITED, a company incorporated in England and Wales (registered number 03819556) (“Square Box” and together with each other Person joined to the Credit Agreement as a guarantor from time to time, collectively, the “Guarantors” and each a “Guarantor” and together with the Borrowers, collectively, the “Loan Parties” and each a “Loan Party”), the financial institutions which are now or which hereafter become a party to the Credit Agreement as lenders (collectively, the “Lenders” and each a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for the Lenders (in such capacity, together with its successors and assigns, “Agent”).

RECITALS

A. Agent, the Lenders and certain of the Loan Parties are parties to that certain Amended and Restated Revolving Credit and Security Agreement, dated as of December 27, 2018, as amended by the First Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of April 3, 2020, the Second Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of April 11, 2020, the Third Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of June 16, 2020, the Fourth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of December 10, 2020, the Fifth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of February 5, 2021, the Sixth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of August 5, 2021, and the Seventh Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of September 30, 2021 (as amended hereby and as the same may be further amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), pursuant to which the Lenders have made and may hereafter make certain loans and have provided and may hereafter provide certain financial accommodations to the Borrowers.

B. The Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement as set forth herein, and Agent and the Required Lenders have agreed to make such amendments, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions.

(a) Interpretation. Capitalized terms used herein and not defined shall have the meanings given to such terms in the Credit Agreement.

(b) New Definitions. The following defined terms are hereby added to Section 1.2 of the Credit Agreement in their proper alphabetical order:

“2022 Rights Offering” shall mean the issuance or sale of Equity Interests of Quantum in a public offering on or after the Eighth Amendment Effective Date and on or prior to April 30, 2022 (or, at the election of Quantum, such later date as Agent may agree in its sole discretion).

“Eighth Amendment” shall mean the Eighth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of the Eighth Amendment Effective Date, by and among Agent, Lenders and the Loan Parties.

“Eighth Amendment Effective Date” shall mean March 15, 2022.

“Eighth Amendment Specified Amount” shall mean the amount equal to the sum of (a) the principal amount of $20,000,000, plus (b) all accrued interest, fees and/or “Prepayment Premium” (as defined in the Term Loan Agreement) payable in connection with a mandatory prepayment of the Term Loan Indebtedness pursuant to Section 2.3(c) of the Term Loan Agreement with the Net Cash Proceeds of the 2022 Rights Offering.

(c) Amendments to Definitions.

(i) Permitted Dispositions. The definition of “Permitted Dispositions” in Section 1.2 of the Credit Agreement is hereby amended by deleting clause (j) of such definition in its entirety and replacing it with the following:

“(j) (i) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Quantum, including, without limitation, in connection with the 2022 Rights Offering, (ii) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any wholly-owned Subsidiary of a Loan Party that is itself a Loan Party to such Loan Party and (iii) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any Subsidiary that is not a Loan Party to any Subsidiary that is not a Loan Party;”.

2. Mandatory Prepayments. Section 2.20 of the Credit Agreement is hereby amended by inserting the following new subsection (e) at the end of such Section:

“(e) Upon the receipt by Quantum of the Net Cash Proceeds from the 2022 Rights Offering, Borrowers shall prepay the Advances in an amount equal to the lesser of (i) one hundred percent (100%) of the amount of such Net Cash Proceeds in excess of the Eighth Amendment Specified Amount and (ii) the outstanding amount of all Revolving Advances and Swing Loans on the date of such prepayment, promptly, but in no event more than three (3) Business Days following the receipt thereof, and until the date of payment, such Net Cash Proceeds shall be held in trust for Agent. Such prepayment shall be applied to the Advances in such order as Agent may determine, subject to Borrowers’ ability to re-borrow Advances in accordance with the terms hereof; provided that, in the absence of an Event of Default, Agent shall apply such prepayment first, to the prepayment of the Swing Loans, if any, and then, to the Revolving Advances. It is understood and agreed that the Net Cash Proceeds from the 2022 Rights Offering shall be used by the Borrowers first, to prepay the Term Loan Indebtedness (in the amount of up to the Eighth Amendment Specified Amount) in accordance with Section 7.17(d) hereof and Section 2.3(c) of the Term Loan Agreement, and second, to prepay the Obligations as described in this Section 2.20(e).”

3. Inspection of Premises. Section 4.6 of the Credit Agreement is hereby amended by deleting the last sentence of such Section in its entirety and replacing it with the following:

“Notwithstanding the foregoing, (a) no more than three (3) such inspections shall be conducted at the expense of the Borrowers during any consecutive twelve (12) month period, and (b) if an Event of Default shall exist, then notwithstanding anything to the contrary in the foregoing clause (a), there shall be no limitation on the number or frequency of such inspections which may be conducted at the expense of the Borrowers.”

4. Financial Covenants. Section 6.5 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“6.5 Financial Covenants.

(a) Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2021 but excluding the fiscal quarter ending March 31, 2022), a Fixed Charge Coverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not less than 1.00: 1.00 for the four (4) consecutive fiscal quarter period then ended.

(b) Reserved.

(c) Total Net Leverage Ratio. Maintain as of the end of each fiscal quarter, a Total Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Maximum Total Net Leverage Ratio
September 30, 2021	4.25:1.00
December 31, 2021	4.25:1.00
March 31, 2022	Not Tested
June 30, 2022	3.50:1.00
September 30, 2022	3.50:1.00
December 31, 2022	3.50:1.00
March 31, 2023	3.50:1.00
June 30, 2023	3.00:1.00
September 30, 2023	3.00:1.00
December 31, 2023	3.00:1.00
March 31, 2024	3.00:1.00
June 30, 2024	3.00:1.00
September 30, 2024	3.00:1.00
December 31, 2024	3.00:1.00
March 31, 2025	3.00:1.00
June 30, 2025	3.00:1.00
December 31, 2025 and each fiscal quarter ending thereafter	3.00:1.00

(d) Reserved.

(e) Minimum Liquidity. On the last day of each fiscal quarter (other than the fiscal quarter ending March 31, 2022), have Liquidity on such day of not less than $10,000,000.”

5. Prepayment of Indebtedness.

(a) Section 7.17 of the Credit Agreement is hereby amended by deleting clause (d) of such Section in its entirety and replacing it with the following:

“(d) Borrowers may make mandatory prepayments in respect of the Term Loan Indebtedness pursuant to Section 2.3(c) of the Term Loan Agreement (subject to Section 2.20(e) hereof) and Section 2.3(d) of the Term Loan Agreement;”.

6. Re-set of Financial Covenants. Notwithstanding anything to the contrary set forth in the Credit Agreement or any of the Other Documents: (x) on or before April 11, 2022 (or such later date as Agent may agree in its sole discretion), Borrowers shall deliver to Agent, in a form reasonably satisfactory to Agent, an updated financial model (among other things, giving due consideration to the receipt by Quantum of the proceeds of the 2022 Rights Offering), and (y) on or before April 30, 2022 (or such later date as Agent may agree in its sole discretion), Borrowers, Agent and Lenders shall enter into an amendment to the Credit Agreement, in form and substance reasonably satisfactory to Agent and Lenders, providing for, among other things, a re-set of the financial covenants set forth in Section 6.5 of the Credit Agreement. Borrowers hereby acknowledge and agree that if the Borrowers fail to comply with the covenants set forth in this Section, such failure shall constitute an additional and immediate Event of Default under Section 10.5(a) of the Credit Agreement and that Agent and the Lenders shall be entitled to exercise all of their rights and remedies under the Credit Agreement and the Other Documents in connection therewith (including, without limitation, the right to increase the Revolving Interest Rate to the Default Rate retroactive to March 31, 2022).

7. Amendment Fee. In consideration of the agreements set forth herein, Borrowers hereby agree to pay to Agent, for the benefit of the Lenders, an amendment fee in the amount of $100,000, which fee shall be fully earned as of and due and payable on the Eighth Amendment Effective Date. Borrowers hereby agree that Agent may, in its sole discretion, charge Borrowers’ Account with the amount of such amendment fee in satisfaction thereof.

8. Conditions Precedent. The effectiveness of this Amendment is expressly conditioned upon the satisfaction of each of the following conditions precedent:

(a) Agent shall have received this Amendment, duly authorized, executed and delivered by each Loan Party;

(b) Agent shall have received, in form and substance satisfactory to Agent, the Second Amendment to the Term Loan Agreement (the “Second Term Loan Amendment”), duly authorized, executed and delivered by Term Loan Agent, the Term Loan Lenders and each Loan Party;

(c) Agent shall have received payment from Borrowers of all fees, charges and disbursements of Agent and its counsel required to be paid pursuant to the Credit Agreement in connection with the preparation, execution and delivery of this Amendment and the Other Documents executed and delivered in connection herewith or related hereto;

(d) all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent and its counsel; and

(e) on the date of this Amendment and after giving effect to the provisions of this Amendment and the transactions contemplated hereby, no Default or Event of Default shall exist or have occurred and be continuing.

Agent shall notify the Borrowers in writing of the effectiveness of this Amendment, which notice shall be conclusive and binding on all parties to the Credit Agreement.

9. Representations and Warranties. In addition to the continuing representations and warranties heretofore or hereafter made by the Loan Parties to Agent and Lenders pursuant to the Credit Agreement and the Other Documents, each Loan Party hereby represents and warrants to Agent and each Lender as follows:

(a) each Loan Party has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder;

(b) this Amendment has been duly executed and delivered by each Loan Party;

(c) this Amendment constitutes the legal, valid and binding obligation of each Loan Party enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally;

(d) the execution, delivery and performance of this Amendment (i) are within each Loan Party’s corporate or limited liability company powers, as applicable, (ii) have been duly authorized by all necessary corporate or limited liability company action, as applicable, (iii) are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including without limitation the Term Loan Documents, (iv) will not conflict with or violate any material provisions of any law or regulation, or any judgment, order or decree of any Governmental Body, (v) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except (x) any Consents of any party to a Material Contract or any other Person (other than a Governmental Body) with respect to which the failure to obtain could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, (y) any immaterial Consents of any Governmental Body, or (z) those Consents set forth on Schedule 5.1 to the Credit Agreement, all of which will have been duly obtained, made or complied with prior to the Eighth Amendment Effective Date and which are in full force and effect on the Eighth Amendment Effective Date, and (vi) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any material agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including without limitation any of the Term Loan Documents;

(e) each Loan Party is duly formed or incorporated, as applicable, and in good standing under the laws of the state of its incorporation or formation, as applicable, and is good standing in such state and is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect;

(f) each of the representations and warranties made by any Loan Party in the Credit Agreement and the Other Documents, each as amended hereby, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof) as if made on the date of this Amendment and after giving effect to this Amendment and the transactions contemplated hereby, except to the extent that any such representation or warranty is made as of an earlier and/or specified date, in which case such representation or warranty shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof) as of such earlier or specified date; and

(g) on the date of this Amendment, after giving effect to the transactions contemplated by this Amendment and the Second Term Loan Amendment, no Default or Event of Default exists or has occurred and is continuing.

10. Reaffirmation.

(a) Each Loan Party hereby ratifies and reaffirms (a) all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each of the Other Documents to which it is a party, and (b) its grant to Agent of a security interest in the Collateral under the Credit Agreement and each of the Other Documents to which it is a party.

(b) Square Box hereby confirms for the benefit of the Secured Parties that all obligations owed by it pursuant to Article XVII of the Credit Agreement shall (i) remain in full force and effect notwithstanding the amendments referred to in this Amendment and (ii) extend to any new or modified obligations assumed by the Loan Parties under the Credit Agreement and the Other Documents as a result of this Amendment.

11. Acknowledgments. To induce Agent and Lenders to enter into this Amendment, each Loan Party acknowledges that:

(a) as of the Eighth Amendment Effective Date, (i) Agent and Lenders have performed without default all obligations required of Agent and Lenders under the Credit Agreement and each of the Other Documents; and (ii) there are no disputes with or claims against Agent or Lenders, or any knowledge of any facts giving rise to any disputes or claims, related to the Credit Agreement or any of the Other Documents, including, without limitation, any disputes or claims or knowledge of facts giving rise thereto, that involve a breach or violation on the part of Agent or any Lender of the terms and conditions of the Credit Agreement or any of the Other Documents; and

(b) no Loan Party has any valid defense to the enforcement of its respective obligations set forth in the Credit Agreement, the Other Documents or this Amendment, as applicable, by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment.

12. Governing Law. This Amendment and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the Laws of the State of New York.

13. Effect of this Agreement. Except as expressly amended pursuant hereto, no other changes or modifications to the Credit Agreement or any of the Other Documents are intended or implied, and in all other respects, the Credit Agreement and each of the Other Documents is hereby specifically ratified, restated and confirmed by all parties hereto as of the date of this Amendment. To the extent that any provision of the Credit Agreement or any of the Other Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

14. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted assigns.

15. Further Assurances. The Loan Parties shall execute and deliver such further documents and take such other and further actions as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

16. Counterparts; Electronic Signature. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a .pdf image) shall be deemed to be an original signature hereto and shall be as effective as delivery of a manually executed counterpart hereof. The words “execution”, “execute”, “signed”, “signature” and words of like import in or related to this Amendment or any document to be signed in connection with this Amendment shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS:	QUANTUM CORPORATION

	By:	/s/ J. Michael Dodson
	Name:	J. Michael Dodson
	Title:	Chief Financial Officer

QUANTUM LTO HOLDINGS, LLC

	By:	/s/ J. Michael Dodson
	Name:	J. Michael Dodson
	Title:	Chief Financial Officer

GUARANTORS:	SQUARE BOX SYSTEMS LIMITED

	By:	/s/ Lewis Moorehead
	Name:	Lewis Moorehead
	Title:	Company Secretary

AGENT AND LENDERS:	PNC BANK, NATIONAL ASSOCIATION,
as Agent and Lender

	By:	/s/ Daniela Piemonte
	Name:	Daniela Piemonte
	Title:	Vice President

[Eighth Amendment to Amended and Restated Revolving Credit and Security Agreement]